As filed with the Securities and Exchange Commission on September 8, 2011

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

RealPage, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	75-2788861
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)
4000 International Parkway
Carrollton, Texas 75007
(Address of principal executive offices, including zip code)

Multifamily Technology Solutions, Inc. 2005 Equity Incentive Plan
(Full title of the plan)

Timothy J. Barker
RealPage, Inc.
4000 International Parkway
Carrollton, Texas 75007
(972) 820-3000
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

			Proposed		Proposed
	Amount		Maximum Offering		Maximum Aggregate	Amount of
Title of Securities to be Registered	to be Registered (1)		Price Per Share		Offering Price	Registration Fee
Common stock, $0.001 par value per share	349,693	(2)	$4.39	(3)	$1,535,152.27	$178.24

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable upon the exercise of stock options granted under the Multifamily Technology Solutions, Inc. 2005 Equity Incentive Plan, as amended (“MTS Plan”), and assumed by RealPage, Inc. (the “Registrant”) on August 24, 2011 pursuant to the Agreement and Plan of Merger by and among the Registrant, Multifamily Technology Solutions, Inc. and certain other parties named therein, dated as of August 22, 2011, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration by the Registrant which results in an increase in the number of outstanding shares of the Registrant’s common stock.

(2)	Represents shares subject to issuance upon the exercise of stock options granted under the MTS Plan and assumed by the Registrant on August 24, 2011 pursuant to the Agreement and Plan of Merger by and among the Registrant, Multifamily Technology Solutions, Inc. and certain other parties named therein, dated as of August 22, 2011.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act. The price per share and aggregate offering price are based upon the weighted average exercise price for outstanding options granted pursuant to the MTS Plan and assumed by the Registrant.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The Registrant hereby incorporates by reference into this Registration Statement the following documents and information previously filed with the Commission, except to the extent of information which was furnished rather than filed by the Registrant, all such furnished information specifically not being incorporated by reference herein:
     (1) The Registrant’s Annual Report on Form 10-K for its fiscal year ended December 31, 2010, filed with the Commission on February 28, 2011 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
     (2) All other reports filed with the Commission pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (1) above; and
     (3) The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-34846) filed with the Commission on August 9, 2010 pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.
     All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.
     As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s certificate of incorporation includes provisions that eliminate the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors. To the extent Section 102(b)(7) is interpreted, or the Delaware General Corporation Law is amended, to allow similar protections for officers of a corporation, such provisions of the Registrant’s certificate of incorporation shall also extend to those persons.
     In addition, as permitted by Section 145 of the Delaware General Corporation Law, the bylaws of the Registrant provide that:
•	The Registrant shall indemnify its directors and officers for serving the Registrant in those capacities or for serving other business enterprises at the Registrant’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

•	The Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•	The Registrant will not be obligated pursuant to the bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the Registrant’s board of directors or brought to enforce a right to indemnification.

•	The rights conferred in the bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	The Registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.
     The Registrant’s policy is to enter into separate indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and also provides for certain additional procedural protections. The Registrant’s directors who are affiliated with venture capital firms also have certain rights to indemnification provided by their venture capital funds and the affiliates of those funds (the “Fund Indemnitors”). In the event that any claim is asserted against the Fund Indemnitors that arises solely from the status or conduct of these directors in their capacity as directors of the Registrant, the Registrant has agreed to indemnify the Fund Indemnitors to the extent of any such claims. The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities.
     These indemnification provisions and the indemnification agreements entered into between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     See Index to Exhibits.
Item 9. Undertakings.
1.	The undersigned Registrant hereby undertakes:
(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(1)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(2)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(3)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
Provided, however, that paragraphs (a)(1) and (a)(2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
2.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carrollton, State of Texas, on this 8th day of September, 2011.

REALPAGE, INC.
By:	/s/ Stephen T. Winn
Stephen T. Winn
Chairman of the Board, Chief Executive Officer and Director

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Stephen T. Winn and Timothy J. Barker and each of them, as his true and lawful attorney in fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney in fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney in fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stephen T. Winn Stephen T. Winn	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	September 8, 2011

/s/ Timothy J. Barker Timothy J. Barker	Chief Financial Officer and Treasurer (Principal Accounting and Financial Officer)	September 8, 2011

/s/ Alfred R. Berkeley, III Alfred R. Berkeley, III	Director	September 8, 2011

/s/ Richard M. Berkeley Richard M. Berkeley	Director	September 8, 2011

/s/ Peter Gyenes Peter Gyenes	Director	September 8, 2011

/s/ Jeffrey T. Leeds Jeffrey T. Leeds	Director	September 8, 2011

/s/ Jason A. Wright Jason A. Wright	Director	September 8, 2011

INDEX TO EXHIBITS

Exhibit
Number	Description
4.1(1)	Amended and Restated Certificate of Incorporation of the Registrant

4.2(2)	Amended and Restated Bylaws of the Registrant

4.3(3)	Specimen common stock certificate of Registrant

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of Ernst & Young LLP

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto)

24.1	Power of Attorney (contained on signature page hereto)

99.1	Multifamily Technology Solutions, Inc. 2005 Equity Incentive Plan

(1)	Incorporated by reference to Exhibit 3.2 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-166397) filed with the Commission on July 26, 2010.

(2)	Incorporated by reference to Exhibit 3.4 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-166397) filed with the Commission on July 26, 2010.

(3)	Incorporated by reference to Exhibit 4.1 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-166397) filed with the Commission on July 26, 2010.